Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Greenlane Holdings, Inc. on Form S-1, Amendment No. 3 (File No. 333-269576) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Greenlane Holdings, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for outbound shipping and handling costs.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

June 27, 2023